Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Equity Incentive Plan and 2021 Employee Stock Purchase Plan of Braze, Inc. of our reports dated April 1, 2024, with respect to the consolidated financial statements of Braze, Inc. and the effectiveness of internal control over financial reporting of Braze, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

April 1, 2024